Exhibit 99.1

FOR RELEASE

Date: October 22, 2026

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@bankofgreene.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@bankofgreene.com

Greene County Bancorp, Inc. Reports Record High Net Income of $12.5 Million for the Quarter Ended
September 30, 2026, an Increase of 41% when Compared to the Quarter Ended September 30, 2025

Catskill, N.Y. – October 22, 2026 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for Bank of Greene (formerly the Bank of Greene County) and its subsidiary Greene County Commercial Bank, today reported net income for the three months ended September 30, 2026, which is the first quarter of the Company’s fiscal year ending June 30, 2027. Net income for the three months ended September 30, 2026 was $12.5 million, or $0.73 per basic and diluted share, as compared to $8.9 million, or $0.52 per basic and diluted share, for the three months ended September 30, 2025. Net income increased $3.6 million, or 40.9%, when comparing the three months ended September 30, 2026 and 2025.

Highlights:
•	Net Income: $12.5 million for the three months ended September 30, 2026, a new record high
•	Total Assets: $3.2 billion at September 30, 2026, a new record high
•	Net Loans: $1.8 billion at September 30, 2026, a new record high
•	Total Deposits: $2.8 billion at September 30, 2026, a new record high
•	Return on Average Assets: 1.61% for the three months ended September 30, 2026
•	Return on Average Equity: 17.73% for the three months ended September 30, 2026

“This quarter marked an important milestone as we introduced the Bank of Greene name and delivered record quarterly earnings,” said Donald Gibson, President & CEO. “Our new name reflects the broader region we serve and the relationships we continue to build across the Hudson Valley and Capital Region. Our commitment remains rooted in responsive personal service and local decision making. We are proud of our employees and remain focused on growing responsibly, supporting our customers, and delivering long-term shareholder value.”

Effective September 14, 2026, the Company’s primary banking subsidiary changed its legal name from the Bank of Greene County to Bank of Greene. The name change has no impact on the Bank’s operations and has no impact on the Company’s consolidated financial statements.

At the Company’s Annual Meeting on November 7, 2026, shareholders will consider a related proposal to amend the Company’s charter to change its legal name from Greene County Bancorp, Inc. to Greene Bancorp, Inc. If approved, the name change is expected to become effective following certification of the shareholder vote on November 9, 2026. The Company’s Nasdaq trading symbol “GCBC” and CUSIP number are not expected to change.

Total consolidated assets for the Company were $3.2 billion at September 30, 2026, primarily consisting of $1.8 billion of net loans and $1.2 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.8 billion at September 30, 2026, consisting of retail, business, municipal and private banking relationships.

Pre-provision net income was $12.1 million for the three months ended September 30, 2026 as compared to $10.1 million for the three months ended September 30, 2025, an increase of $1.9 million, or 19.2%. Pre-provision net income measures the Company’s net income not including the provision for credit losses. Management believes that this non-GAAP measure assists investors in comprehending the impact of the provision for credit losses on the Company’s reported results, offering an alternative view of the Company’s performance and the Company’s ability to generate income in excess of its provision for credit losses.

The Company continues to manage its balance sheet with a focus on higher-yielding loans and securities, and disciplined deposit pricing. Deposit rates are actively managed in response to market interest rates and competitive conditions. These efforts contributed to a higher net interest margin for the three months ended September 30, 2026, compared with the same period in 2025.

Uncertainty surrounding inflation, the direction of interest rates, and geopolitical developments continues to influence the economic outlook. The Company remains focused on prudent risk management, maintaining financial strength and pursuing profitable growth, while delivering long-term shareholder value and serving the financial needs of its communities.

Selected highlights for the three months ended September 30, 2026, are as follows:

Net Interest Income and Margin
•
Net interest income increased $4.4 million to $21.9 million for the three months ended September 30, 2026, from $17.5 million for the three months ended September 30, 2025. The increase in net interest income was primarily due to an increase in the average balance of interest-earning assets, which increased $159.3 million when comparing the three months ended September 30, 2026 and 2025, an increase in the average yield on interest-earning assets, which increased 16 basis points when comparing the three months ended September 30, 2026 and 2025, and a decrease in the average rate paid on interest-bearing liabilities, which decreased 30 basis points when comparing the three months ended September 30, 2026 and 2025. The increase in net interest income was offset by an increase in the average balance of interest-bearing liabilities, which increased $101.8 million when comparing the three months ended September 30, 2026 and 2025.

Average loan balances increased $113.6 million and the yield on such loans increased 12 basis points when comparing the three months ended September 30, 2026 and 2025. The average balance of securities increased $58.4 million and the yield on such securities increased 24 basis points when comparing the three months ended September 30, 2026 and 2025. The average interest-bearing bank balances and federal funds decreased $14.6 million and the yield on interest-bearing bank balances and federal funds decreased 125 basis points when comparing the three months ended September 30, 2026 and 2025.

The cost of NOW deposits decreased 39 basis points, the cost of certificates of deposits decreased 25 basis points, and the cost of savings and money market deposits decreased 4 basis points when comparing the three months ended September 30, 2026 and 2025. The growth in the average interest-bearing liabilities was primarily due to an increase in certificates of deposits of $51.8 million, an increase in average NOW deposits of $32.7 million, and an increase in average savings and money market deposits of $489,000 when comparing the three months ended September 30, 2026 and 2025. When comparing the three months ended September 30, 2026 and 2025, yields on interest-earning assets increased while the costs of interest-bearing deposits declined, reflecting continued asset repricing and the Company’s strategic reduction in deposit rates.

•	Net interest rate spread increased 46 basis points to 2.71% for the three months ended September 30, 2026 as compared to 2.25% for the three months ended September 30, 2025.
Net interest margin increased 45 basis points to 2.93% for the three months ended September 30, 2026 as compared to 2.48% for the three months ended September 30, 2025. The improvement reflected higher yields on loans and securities, combined with lower deposit costs, including reduced rates paid on NOW accounts and certificates of deposit. These benefits more than offset the decline in yields on interest-bearing bank balances and federal funds, supporting margin expansion alongside balance sheet growth.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax-equivalent net interest margin increased 46 basis points to 3.24% for the three months ended September 30, 2026, from 2.78% for the three months ended September 30, 2025.

Credit Quality and Provision for Credit Losses
•
Provision for credit losses amounted to a benefit of $432,000 for the three months ended September 30, 2026 as compared to a charge of $1.3 million for the three months ended September 30, 2025. The benefit for the three months ended September 30, 2026, was primarily attributable to the release of the allowance for credit losses associated with an individually evaluated loan that was repaid in full during the quarter, as well as improvements in the economic forecasts used in the Current Expected Credit Loss (“CECL”) model. The allowance for credit losses on loans to total loans receivable was 1.21% at September 30, 2026 as compared to 1.25% at June 30, 2026.

•
Commercial and commercial real estate loans classified as substandard and special mention totaled $30.8 million at September 30, 2026, and $40.0 million at June 30, 2026, a decrease of $9.2 million. The decrease in the commercial and commercial real estate loans classified during the period ended September 30, 2026 was primarily due to upgrades of commercial real estate and commercial loans that were considered to be performing and paying in accordance with the terms of their loan agreements, and commercial real estate and commercial loans that were paid off during the period. Of the loans classified as substandard or special mention, $29.9 million were performing at September 30, 2026. There were no loans classified as doubtful or loss at September 30, 2026 or June 30, 2026.

•
Net charge-offs on loans amounted to $48,000 and $60,000 for the three months ended September 30, 2026 and 2025, respectively, a decrease of $12,000. There were no material charge-offs in any loan segment during the three months ended September 30, 2026.

•
Nonperforming loans amounted to $3.2 million at September 30, 2026 and $3.9 million at June 30, 2026. The activity in nonperforming loans during the period included $1.2 million in loan repayments, $163,000 in loans returning to performing status, $91,000 in charge-offs or transfers to foreclosure, and $720,000 of loans placed into nonperforming status. At September 30, 2026, nonperforming assets were 0.10% of total assets as compared to 0.12% at June 30, 2026. At September 30, 2026, nonperforming loans were 0.18% of net loans as compared to 0.23% at June 30, 2026.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $1.1 million, or 27.0%, to $2.9 million for the three months ended September 30, 2026 as compared to $4.0 million for the three months ended September 30, 2025. The decrease during the three months ended September 30, 2026 was primarily due to a $1.2 million loss on sales of securities available-for-sale and a decrease of $289,000 in income earned on customer interest rate swaps. This was partially offset by a $140,000 increase in investment services income.

•
Noninterest expense increased $740,000, or 7.4%, to $10.8 million for the three months ended September 30, 2026 as compared to $10.1 million for the three months ended September 30, 2025. The increase during the three months ended September 30, 2026 was primarily due to an increase of $582,000 in salaries and employee benefits and an increase of $367,000 in the allowance for credit losses unfunded commitment expense, due to an increase in the Company’s contractual obligation to extend credit.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 13.4% for the three months ended September 30, 2026 and 12.9% for the three months ended September 30, 2025. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance and tax credits to arrive at the effective tax rate. The increase during the three months ended September 30, 2026 was primarily due to higher mix of pre-tax income and reflects a lower mix of tax-exempt income from municipal bonds, tax advantage loans, and bank owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $3.2 billion at September 30, 2026 and June 30, 2026.

•
Total cash and cash equivalents for the Company were $135.0 million at September 30, 2026 and $144.9 million at June 30, 2026. The Company has continued to maintain strong capital and liquidity positions as of September 30, 2026.

•
Securities available-for-sale and held-to-maturity increased $48.6 million, or 4.1%, to $1.23 billion at September 30, 2026 as compared to $1.18 billion at June 30, 2026. Securities purchased totaled $148.1 million during the three months ended September 30, 2026, primarily consisting of $125.2 million of state and political subdivision securities, $13.9 million of mortgage-backed securities, and $9.0 million of collateralized mortgage obligations. Principal pay-downs and maturities during the three months ended September 30, 2026, amounted to $87.0 million, primarily consisting of $66.8 million of state and political subdivision securities, $13.0 million of mortgage-backed securities, $3.0 million in U.S. Treasuries, $3.0 million in corporate debt securities, and $1.2 million of collateralized mortgage obligations.

•
Net loans receivable increased $23.1 million, or 1.3%, to $1.8 billion at September 30, 2026 as compared to $1.7 billion at June 30, 2026. Loan growth experienced during the three months ended September 30, 2026, consisted primarily of $18.3 million in commercial real estate loans, $3.7 million in commercial loans, and $2.5 million in home equity loans. The allowance for credit losses on loans decreased $417,000, or 1.9%, to $21.4 million at September 30, 2026 as compared to $21.9 million at June 30, 2026. The decrease in the allowance for credit losses was primarily attributable to the release of the allowance for credit losses associated with an individually evaluated loan that was repaid in full during the quarter, as well as improvements in the economic forecasts used in the CECL model.

•
Deposits totaled $2.8 billion at September 30, 2026 as compared to $2.7 billion at June 30, 2026, an increase of $134.4 million, or 5.0%. The Company had $41.6 million and $52.4 million of brokered deposits at September 30, 2026 and June 30, 2026, respectively. NOW deposits increased $111.3 million, or 5.6%, certificates of deposits increased $19.1 million, or 7.7%, and noninterest bearing deposits increased $13.9 million, or 9.9%, when comparing September 30, 2026 and June 30, 2026. Savings deposits decreased $5.5 million, or 2.3%, and money market deposits decreased $4.4 million, or 4.4%, when comparing September 30, 2026 and June 30, 2026.

•
Borrowings amounted to $66.2 million at September 30, 2026 as compared to $155.1 million at June 30, 2026, a decrease of $88.9 million. At September 30, 2026, borrowings included $40.0 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $20.0 million of Fixed-to-Floating Rate Subordinated Notes and $6.2 million of long-term borrowings with the FHLB.

As previously announced, on September 15, 2026, the Company redeemed $10.0 million in aggregate principal amount of the $30.0 million 3.00% Fixed-to-Floating Rate Subordinated Notes, due September 15, 2031. Following the redemption, $20.0 million in aggregate principal amount of the Notes remains outstanding. The redemption was funded by cash on hand.

•
Shareholders’ equity increased to $286.0 million at September 30, 2026 as compared to $277.8 million at June 30, 2026, resulting primarily from net income of $12.5 million, partially offset by an increase in accumulated other comprehensive loss of $3.5 million and dividends declared and paid of $859,000. Under the Company’s current stock repurchase program, there were no repurchases during the three months ended September 30, 2026. As of the three months ended September 30, 2026, 398,657 shares remain in the stock repurchase program.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for Bank of Greene, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.bankofgreene.com.

Forward-Looking Statements

In addition to historical information, this earnings release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describes the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; the effects of any federal government shutdown; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; changes in accounting policies and practices; our ability to retain key employees; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and pre-provision net income. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended September 30,
Dollars in thousands, except share and per share data	2026	2025
Interest income	$34,598	$31,623
Interest expense	12,709	14,103
Net interest income	21,889	17,520
(Benefit) Provision for credit losses	(432)	1,257
Noninterest income	2,909	3,986
Noninterest expense	10,801	10,061
Income before taxes	14,429	10,188
Tax provision	1,927	1,318
Net income	$12,502	$8,870

Basic and diluted EPS	$0.73	$0.52
Weighted average shares outstanding	17,025,485	17,026,828
Dividends declared per share (4)	$0.11	$0.10

Selected Financial Ratios
Return on average assets(1)	1.61%	1.21%
Return on average equity(1)	17.73%	14.59%
Net interest rate spread(1)	2.71%	2.25%
Net interest margin(1)	2.93%	2.48%
Fully taxable-equivalent net interest margin(2)	3.24%	2.78%
Efficiency ratio(3)	43.56%	46.78%
Non-performing assets to total assets	0.10%	0.12%
Non-performing loans to net loans	0.18%	0.22%
Allowance for credit losses on loans to non-performing loans	664.87%	597.92%
Allowance for credit losses on loans to total loans	1.21%	1.27%
Shareholders’ equity to total assets	8.82%	8.11%
Dividend payout ratio(4)	15.07%	19.23%
Actual dividends paid to net income(5)	6.87%	8.80%
Book value per share	$16.80	$14.58

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share. No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months ended June 30, 2025, September 30, 2025, December 31, 2025, June 30, 2026, and September 30, 2026. Dividends declared during the three months ended March 31, 2026, were paid to the MHC.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At September 30, 2026	At June 30, 2026
Dollars in thousands, except share data
Assets
Cash and due from banks	$24,519	$12,306
Interest-bearing deposits	110,480	132,599
Total cash and cash equivalents	134,999	144,905

Long-term certificate of deposit	1,225	1,225
Securities available-for-sale, at fair value	393,042	373,810
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $467 and $530	832,982	803,553
Equity securities, at fair value	402	388
Federal Home Loan Bank stock, at cost	4,322	7,777

Loans receivable	1,776,011	1,753,342
Allowance for credit losses on loans	(21,442)	(21,859)
Net loans receivable	1,754,569	1,731,483

Premises and equipment, net	14,663	14,839
Bank owned life insurance	69,631	68,895
Foreclosed real estate	135	-
Accrued interest receivable	18,609	17,184
Prepaid expenses and other assets	18,041	19,368
Total assets	$3,242,620	$3,183,427

Liabilities and shareholders’ equity
Noninterest bearing deposits	$154,167	$140,229
Interest bearing deposits	2,693,675	2,573,170
Total deposits	2,847,842	2,713,399

Borrowings, short-term	40,000	119,000
Borrowings, long-term	6,166	6,166
Subordinated notes payable, net	20,000	29,979
Accrued expenses and other liabilities	42,629	37,052
Total liabilities	2,956,637	2,905,596
Total shareholders’ equity	285,983	277,831
Total liabilities and shareholders’ equity	$3,242,620	$3,183,427
Common shares outstanding	17,025,485	17,025,485
Treasury shares	197,195	197,195

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended September 30,
(Dollars in thousands)	2026	2025
Net interest income (GAAP)	$21,889	$17,520
Tax-equivalent adjustment(1)	2,286	2,110
Net interest income-fully taxable-equivalent basis (non-GAAP)	$24,175	$19,630

Average interest-earning assets (GAAP)	$2,988,625	$2,829,350
Net interest margin-fully taxable-equivalent basis (non-GAAP)	3.24%	2.78%

 (1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three months ended September 30, 2026 and 2025, 4.44% for New York State income taxes for the three months ended September 30, 2026 and 2025.

The following table summarizes the adjustments made to arrive at pre-provision net income.

	For the three months ended September 30,
(Dollars in thousands)	2026	2025
Net income (GAAP)	$12,502	$8,870
(Benefit) Provision for credit losses	(432)	1,257
Pre-provision net income (non-GAAP)	$12,070	$10,127

The above information is preliminary and based on the Company’s data available at the time of presentation.